AMENDMENT TO THE GLOBAL CUSTODY AND FUND ACCOUNTING
AGREEMENT
(dated October 1, 2009)

This amendment is an amendment to the Global Custody and Fund Accounting Agreement dated February 18, 2005 by and among JPMorgan Chase Bank, N.A. (“Bank”) and each of the entities listed on Schedule A thereto (the “Agreement”) The amendment is effective as of September 1, 2009. For the purpose of this amendment, each Fund is a separate “Customer.”

WHEREAS, the parties have previously entered into the Agreement. The parties have now agreed to amend the Agreement pursuant to this Amendment (the “Amendment”). Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings specified in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Amendment of the Agreement

Upon execution of this Amendment by both parties, the Agreement shall be and hereby is amended as follows:

(a) Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

(b) Schedule C to the Agreement is hereby deleted in its entirety and replaced with Schedule C attached hereto

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

(a)

Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(b)

Amendments. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c)

Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. All signatures need not be on one counterpart.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the law of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the date first specified on the first page of this Amendment.

JPMORGAN INSTITUTIONAL TRUST
JPMORGAN TRUST I
JPMORGAN TRUST II
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
UNDISCOVERED MANAGERS FUNDS
UM INVESTMENT TRUST
JPMORGAN INSURANCE TRUST

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:
Title:

SCHEDULE B
DESCRIPTION OF FUND ACCOUNTING SERVICES

The Bank agrees to perform the following duties in accordance with the requirements of the Funds’ Registration Statements, the 1940 Act (if applicable), applicable Internal Revenue Service (“IRS”) regulations, and procedures as may be agreed upon from time to time, including without limitation, those set forth in the service level agreement pertaining to the Funds to which the Bank is a party. In all instances, the Bank agrees to perform such services in accordance with industry standards and best practices, which may include those enumerated in the Audits of Investment Companies Audit and Accounting Guide, as in effect from time to time. Where appropriate, the Bank agrees to keep all records on a class-by-class basis for each of the Funds.

In connection with the provision of services under this Schedule B, the Bank or its agent or delegatee shall provide the Funds’ chief compliance officer with periodic reports (i.e., semi-annual SAS 70 reports) regarding its fund accounting control environment, and shall promptly provide special reports in the event of any material violation of the federal securities laws relating to such services of which it becomes aware. The Bank or its agent or delegatee will provide the Funds’ chief compliance officer with reasonable access to its compliance personnel.

The Bank agrees to:

a.

keep and maintain the books and records of each Fund pursuant to Rule 3la-1 under the 1940 Act (the “Rule”), which are applicable to fund accounting and the services to be performed pursuant to this Schedule B, including the following:

(i)

journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)

general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

	(iii)	separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and

	(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

b.	perform the following accounting services daily for each Fund:

	(i)	calculate the net asset value per share;

	(ii)	obtain security prices from independent pricing services, or if such quotes are unavailable, obtain such prices in accordance with the Valuation Procedures approved by a Fund’s Board;

	(iii)	provide exception, stale and halted price reporting to the investment adviser;

	(iv)	verify and reconcile with the Funds’ records all daily trade activity;

(v)

compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, weighted average portfolio maturity and such other agreed-upon rates and yields;

(vi)

review daily the net asset value calculation and dividend factor (if any) for each Fund, check and confirm the net asset values and dividend factors for reasonableness and deviations against agreed-upon benchmarks and tolerance levels:

(vii)

distribute portfolio information, net asset values and yields to NASDAQ, the Funds’ transfer agent (the “Transfer Agent”), JPMorgan Funds Management, Inc.(“JPMFM”) and such other third parties as directed by Customer;

	(viii)	report to JPMFM or its designee, at least weekly, about the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

	(ix)	determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

	(x)	record all Corporate Actions affecting securities held by each Fund, including dividends, stock splits and recapitalizations;

	(xi)	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by a Customer or JPMFM;

	(xii)	record and reconcile with the Transfer Agent all capital stock activity;

	(xiii)	update Fund accounting system to reflect rate changes on variable interest rate instruments;

	(xiv)	post Fund transactions to appropriate categories;

	(xv)	accrue expenses of each Fund according to instructions received from JPMFM;

	(xvi)	calculate book capital account balances;

	(xvii)	maintain books and records;

	(xviii)	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

	(xix)	provide accounting reports in connection with Customer’s regular annual audit and other audits and examinations by regulatory agencies; and

	(xx)	provide such periodic reports as JPMFM or the Funds shall reasonably request.

	(xxi)	provide the following short extension portfolio accounting services for Funds which operate a synthetic long/short investment strategy with a prime broker component:

	•	Maintenance of the basket positions on the Bank’s accounting system

	•	Daily reconciliation with the prime broker for basket trade activity (including valuation & issue resolution)

	•	Asset Servicing (Corporate Actions, etc.) processing on equities held in the basket

	•	Daily pricing of the swap through the Bank’s Central Pricing Unit

	•	Daily delivery of basket positions into the fund’s NAV

In connection with the provision of these services, the Bank agrees:

(a)

to maintain, in a format acceptable to JPMFM and the Funds, documents in accordance with the applicable provisions of Rule 31a-2 of the 1940 Act and with requirements of other applicable domestic regulators, such as the IRS, or Applicable Foreign Regulators (as hereinafter defined). the Bank agrees to make such documents available upon reasonable request for inspection by officers, employees and auditors of JPMFM or the Funds during the Bank’s’s normal business hours. For purposes of this subclause (a), Applicable Foreign Regulator shall mean a foreign regulator designated as such by a Fund and a foreign regulator actually known to the Bank to have authority over a Fund or its operations. Promptly after the identification of a foreign regulator, appropriate representatives ofthe Bank and the Funds shall meet and determine the requirements to which the foreign regulator would subject such Fund. If the Bank and the Funds determine, in the exercise of their reasonable judgment, that complying with such requirements would impose a substantial additional burden on the Bank, the Funds and the Bank agree to negotiate in good faith, taking into account all relevant circumstances, an appropriate change in the fees payable hereunder;

(b)

that all records maintained and preserved by the Bank pursuant to this Agreement which each Fund is required to maintain and preserve shall be and remain the property of a Fund and shall be surrendered to a Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of JPMFM or a Fund, the Bank shall provide, in the form reasonably requested by JPMFM or the Fund, any records included in any such delivery, and the Funds shall reimburse the Bank for its expenses of providing such records in such form;

(c)

to make reasonable efforts to determine (i) the taxable nature of any distribution or amount received by or deemed received by, or payable to, a Fund; (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims or similar events; and (iii) taxable amount of any distribution or dividend paid, payable, or deemed paid by a Fund to its shareholders; subject to the following (w) with respect to determinations contemplated by this clause (c) that a prudent fund accountant would reasonably consider to be, and that the the Bank considers to be, non-routine in nature, the Bank may seek in writing the approval or authorization of a Fund or a designee of a Fund and shall not be required to act in respect of any such determination (as to which a written request for approval or authorization shall have been made) without such approval or authorization; (x) the Bank need not make any such accrual, unless and until such accrual has been approved and authorized by a Fund or its designee; (y) a Fund shall, or shall cause its designee, to provide such approval and authorization, or approval and authorization of different determinations(s), promptly; and (z) provided the Bank has made the reasonable efforts described in this clause (c) and thereafter has acted in accordance with the approvals and authorizations of a Fund or its designee, the Bank shall have no liability for any such accrual if it otherwise, in performing its services hereunder, is not in breach of this Agreement. The Bank shall accrue for these actions appropriately; and

(d)

to provide such records and assistance, including office space within the Bank’s premises, to the Funds’ independent accountants in connection with the services such accountants provide to the Funds, as such accountants shall reasonably request.

The parties further agree as follows with respect to the provision of services pursuant to this Schedule B:

(a)	The Bank may rely on each Fund’s then currently effective Prospectus, and JPMFM or each Fund shall promptly advise the Bank of any amendments thereto and provide copies of such amendments to the Bank.

(b)

Both the Bank and JPMFM or its designee shall use reasonable efforts to identify any changes in domestic and foreign laws and regulations applicable to the Bank’s providing of services under this Schedule B, and each shall promptly advise the other of any changes it identifies and upon any such identification the Bank and JPMFM (together with the Funds) shall agree on any reasonable alteration to the services to be provided to the Bank under this Schedule B.

(c)

A Fund or its designee shall (i) furnish promptly to the Bank (andthe Bank may rely upon) the amounts of, or written formulas or methodologies to be used by the Bank to calculate the amounts of, Fund liabilities and (ii) specify the timing for accruals of such liabilities. The Bank shall request such additional information as it deems reasonably necessary for it to perform its services under this Schedule B.

(d)

The Bank shall not be required to include as Fund liabilities and expenses, nor use in its calculations hereunder, including, without limitation, as a reduction of net asset value, any accrual for any U.S. federal or state income taxes, unless and until JPMFM or its designee shall have specified to the Bank the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Bank agrees to include as a Fund liability proper accruals for foreign taxes, unless, after being advised of the amount and the basis for the accrual, JPMFM by Instructions directs the Bank not to do so.

(e)

JPMFM or its designee shall furnish to the Bank, and the Bank may rely upon, the following types of information (and explanations thereof): (i) each Fund’s tax basis in debt obligations acquired by a Fund before the Bank’s becoming fund accountant hereunder, the dates of such acquisitions, and the amount of premium previously amortized and the discount previously included in income, (ii) the amounts credited to any capital accounts, (iii) the amount of any reserves, and (iv) similar information which is required by the Bank for performing the services and is neither possessed by the Bank nor available from a third party.

(f)

The Bank shall not be responsible for, and shall not incur any loss or liability with respect to: any errors or omissions in information supplied by a Fund or its designee that the Bank has reviewed and has concluded to be within reasonable tolerance limits, as agreed between the parties; any improper use by a Fund, its designees, agents, distributor or investment adviser of any valuations or computations supplied by the Bank under this Agreement; any valuations of securities supplied by a Fund or an independent pricing service approved by such Fund’s Board (if applicable), provided that, with respect to such valuations, the Bank has otherwise complied with this Schedule B, has reviewed the valuations and has concluded they are within reasonable tolerance limits agreed to by the parties; any tax determination authorized and approved by a Fund or its designee that the Bank has reviewed and has concluded is within reasonable tolerance limits as agreed to by the parties; or any changes in U.S. law or regulations applicable to the Bank’s performance not identified by the Bank’s use of reasonable efforts which are not identified to the Bank by a Fund.

Schedule C
Global Custody, Fund Accounting Services, Global Derivative Services and Money Market
Fund Holding Reports Fee Schedule
To the Global Custody and Fund Accounting Agreement
(as of September 1, 2009)

Global Custody Fees : These fee schedules are applicable to the JPMorgan Funds Complex (which includes any 1940 Act fund, commingled fund or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.).

Safekeeping and Settlement Charges

Global Custody Fee Schedule

Market	Safekeeping (BPs)*	Transaction** (US$)

Argentina	25.00	55.00
Australia	2.50	50.00
Austria	5.00	50.00
Bahrain	45.00	100.00
Bangladesh	40.00	100.00
Belgium	4.00	50.00
Bermuda	20.00	75.00
Botswana	45.00	100.00
Brazil	15.00	50.00
Bulgaria	35.00	75.00
Canada	2.00	15.00
Chile	20.00	75.00
China	20.00	50.00
Colombia	40.00	100.00
Costa Rica	40.00	100.00
Croatia	40.00	100.00
Cyprus	40.00	100.00
Czech Republic	25.00	75.00
Denmark	2.50	50.00
Ecuador	40.00	100.00
Egypt	40.00	75.00
Estonia	30.00	75.00
Euro CDs	1.00	15.00
Euroclear	1.25	10.00
Finland	5.00	50.00
France	2.00	30.00
Germany	1.25	27.00

Global Custody Fee Schedule

Market	Safekeeping (BPs)*	Transaction** (US$)

Ghana	40.00	125.00
Greece	20.00	75.00
Hong Kong	3.50	45.00
Hungary	20.00	75.00
Iceland	20.00	75.00
India	20.00	45.00
Indonesia	10.00	75.00
Ireland	3.00	45.00
Israel	25.00	75.00
Italy	2.00	30.00
Ivory Coast	60.00	100.00
Jamaica	40.00	70.00
Japan	1.50	10.00
Jersey	40.00	100.00
Jordan	40.00	100.00
Kazakhstan	50.00	100.00
Kenya	40.00	100.00
Korea	15.00	35.00
Latvia	20.00	100.00
Lebanon	50.00	100.00
Lithuania	35.00	100.00
Luxembourg	3.00	50.00
Malaysia	8.00	75.00
Malta	40.00	100.00
Mauritius	60.00	100.00
Mexico	6.00	35.00
Morocco	40.00	125.00
Namibia	40.00	125.00
Nepal	60.00	125.00
Netherlands	3.50	30.00
New Zealand	2.00	47.00
Nigeria	60.00	125.00
Norway	2.60	50.00
Oman	35.00	125.00
Pakistan	30.00	150.00
Peru	50.00	100.00
Philippines	7.00	83.00

Global Custody Fee Schedule

Market	Safekeeping (BPs)*	Transaction** (US$)

Poland	30.00	100.00
Portugal	12.00	83.00
Romania	30.00	100.00
Russia	15.00	80.00
Singapore	4.00	45.00
Slovakia	40.00	100.00
Slovenia	35.00	100.00
South Africa	5.00	40.00
Spain	3.00	40.00
Sri Lanka	20.00	100.00
Swaziland	40.00	125.00
Sweden	3.00	50.00
Switzerland	2.50	40.00
Taiwan	13.00	75.00
Thailand	12.00	40.00
Tunisia	40.00	90.00
Turkey	20.00	75.00
Ukraine	60.00	100.00
United Arab Emirates	45.00	100.00
United Kingdom	0.16	15.00
United States	0.10	4.50	***
Uruguay	50.00	125.00
Venezuela	35.00	100.00
Vietnam	40.00	125.00
Zambia	40.00	125.00
Zimbabwe	40.00	115.00

*	Annualized rate paid pro rata each month.

**	Cost for the settlement of all primary transactions.

***	Highbridge Statistical Market Neutral Fund will be charged US$ 2.50.

Additional Primary Transaction Charges

Description	Rates (US$)

Physical Security Receive/Deliver	20.00
Memo Positions (Blue Sheet)	7.50
Futures and Options	7.50

Secondary Transaction Charges

Custody and safekeeping related transactions process post security settlement. Trade instructions that require manual input will incur an additional $20.00 surcharge.

Description	Rates (US$)

Income Collections – Physical	5.00
Principal & Interest - Book Entry	5.00
Principal & Interest - Physical	5.00

Cash Transaction Charge

Non-securities-related cash payments levied for all outward free payments including third party foreign exchange payments. No charge is levied for the receipt of incoming funds. Cash instructions that require manual input will incur an additional surcharge of $20.

Description	Rates (US$)

Foreign Exchange Payments	7.00
Outgoing Wires (Fed, Chips, SWIFT)	7.00

Global Proxy Voting Service

This service includes the provision of an extensive suite of secure online tools to assist client exercise their corporate governance responsibilities, including in-market support for vote execution, share blocking, beneficial owner re-registration and power of attorney administration where required.

Global Proxy Voting Fee Schedule

Tier A: US$15		Tier B: US$35	Tier C: US$60

Australia	Singapore	Argentina	Italy

Bahrain	South Africa	Austria	Jordan

Bangladesh	South Korea	Belgium	Lebanon

Bermuda	Spain	Brazil	Malta

Canada	Sri Lanka	Colombia	Mauritius

China+	Taiwan	Croatia	Mexico

Chile	Thailand	Cyprus	Netherlands

Estonia	Tunisia	Czech Republic	Norway+

Euroclear	Ukraine	Denmark	Pakistan

Hong Kong	United Kingdom	Egypt	Poland

India+	United States	Ecuador	Portugal

Indonesia	Vietnam	Finland	Slovakia

Ireland	Venezuela	France	Sweden+

Israel		Germany	Switzerland

Jamaica		Greece	Turkey

Japan		Hungary

Malaysia		Iceland

New Zealand

Philippines

Russia+

+ The fee for this country is the fee for the appropriate tier plus out of pocket expenses.

Fund Accounting

The following schedule shall be employed in the calculation of the annual fees payable for the services provided under this Agreement. For purposes of determining the asset levels at which a Tier applies, assets for that fund type across the entire JPMorgan Funds Complex (which shall be defined to include any 1940 Act fund, commingled funds or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.) shall be used.

Money Market Funds*

Tier One	First 5,000,000,000	0.75 bps
Tier Two	Next $7,500,000,000	0.60 bps
Tier Three	Next $22,500,000,000	0.30 bps
Tier Four	Over $35,000,000,000	0.10 bps

Fixed Income Funds

Tier One	First $12,500,000,000	0.90 bps
Tier Two	Next $7,500,000,000	0.50 bps
Tier Three	Next $10,000,000,000	0.35 bps
Tier Four	Over $30,000,000,000	0.20 bps

U.S. Equity Funds

Tier One	First $12,500,000,000	0.85 bps
Tier Two	Next $7,500,000,000	0.50 bps
Tier Three	Next $10,000,000,000	0.35 bps
Tier Four	Over $30,000,000,000	0.25 bps

International Funds

Tier One	First $12,500,000,000	2.00 bps
Tier Two	Over $12,500,000,000	1.75 bps

Emerging Markets Funds

Tier One	First $12,500,000,000	3.00 bps
Tier Two	Over $12,500,000,000	2.00 bps

Other Fees

Minimums**
	U.S. Equity	$20,000
	U.S. Fixed Income	$20,000
	Money Markets	$10,000
	International	$25,000
	Emerging Markets	$40,000
	Highbridge Statistical Market Neutral Fund***	$30,000
Additional Share Classes (except Fund of Funds****)		$2,000
Multi-Manager (per manager)		$6,000
Fund Mergers (per fund)		$1,500
Fund of Funds*****		$15,000
Short Extension Portfolio Services******		$70,000

* A cap on Fund Accounting fees for the Money Market Funds will be set a $1 Million per annum. When a Money Market Fund reaches the fee cap, fees on additional share classes will also be waived.

** Fund minimums will apply only for Funds that have commenced operations. Start up funds will be charged at a rate of 50% of the Fund Accounting fees for a period of 6 months after commencement of operations.

*** Plus $20 per trade requiring manual entry into the WINS accounting platform

**** Fund of Funds will be charged a share class fee of $2,000 per annum after the 3rd share class.

***** This flat fee applies to Fund of Funds investing in JPM funds only. For any long term funds investing only in other Funds as part of the overall investment strategy or for Funds of Funds investing in outside funds, the tiered pricing for Fund Accounting in the appropriate asset class would apply.

****** This fee is applied to each basket position held in the Fund.

Global Derivative Services

Instrument Coverage / Fees

Instruments covered are standard transactions of the types listed in the fee schedule below and outlined in Appendix A of the Service Level Document. Exotic or structured trades are excluded from this fee schedule. Instruments covered by the fee schedule may be expanded by mutual agreement of the parties.

Instruments	Transaction (STP+) Set up Fee US$* (per Trade)	Amendment (STP+) Fees US$ (per Trade)	Daily Lifecycle Management Fee US$ (per Position per Day)	Collection of Broker Price Fee US$ (per Position per Day)	Independent Valuation US$ (per Position per Day)

Forward Rate Agreements	40.00	10.00	0.40	1.50	0.25
Interest Rate Swaps (including Caps & Floors)	40.00	10.00	0.40	1.50	0.25
Swaptions	40.00	10.00	0.40	1.50	0.25
Credit Default Swaps – Single Name & Index	40.00	10.00	0.40	1.50	Not in Scope
Price Locks	40.00	10.00	0.40	1.50	Not in Scope
Currency Options	40.00	10.00	0.40	1.50	Not in Scope
Bond Options	40.00	10.00	0.40	1.50	Not in Scope
Inflation Swaps	40.00	10.00	0.40	1.50	Not in Scope
Total Return Swaps	40.00	10.00	0.40	1.50	Not in Scope

+ Straight Through Processing

* Tiered Fees

A tiered structure will be applied to the new transaction set up fee for the JPMorgan Funds Complex (which shall be defined to include any 1940 Act fund, commingled funds or Section 3c-7 fund which is advised or sub-advised by an entity which is a wholly-owned subsidiary of JPMorgan Chase & Co.) on the following basis:

•	US$ 40 : 0 – 2,000 new transactions per month

•	US$ 35: 2,001 – 4,000 new transactions per month

•	US$ 30: > 4,000 new transactions per month

These transaction fees will be applied across all transactions on a pro-rata basis.

Notes

1)	A one time set-up fee applies to, and will be charged for, all new transactions.

2)

Amendment fees will be charged for the following types of transactions including, but are not limited to: trade amends, cancellations, partial/full terminations, amendments, unwinds, terminations, cancellations, novations, restructures, option exercises, notional re-sets, option expiries, maturities or credit events.

3)

Independent Valuation fees and daily administration fees will be calculated based on the number of open positions at the end of each business day, aggregated across all funds/accounts. Broker price fees will be calculated based on the number of open positions at month end.

4)

New non-STP trades will be charged at twice the rate of STP trades. Likewise, non-STP trade amendments will be charged at twice the rate of STP trade amendments. If Bank causes the trade or amendment not to be STP, then there will not be an extra charge.

Money Market Fund Holdings Reports

Bank will charge the following fees for providing the services as described in Schedule E.

Preparation and provision of the JPMorgan Money Market Fund Holding Report

Annual price of $4,000 for each JPMorgan Money Market Fund listed on Schedule E.

Out-of-pocket Expenses

Recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following*:

■	Custody. Registration/transfer fees will be a pass-through when incurred by Bank. Stamp taxes/duties/script fees will be a pass-through when incurred by Bank. Other pass-through fees include:

	•	Account opening fees in the local market(s)

	•	Local administrator, legal counsel and tax consultant fees as required

	•	Local crossing, transaction, registration and/or depository fees

	•	Transportation costs for shipment of physical securities and/or script

	•	Translation services, travel and accommodation expenses, legal fee and personal attendance expenses as required

•

Information, Pricing, Benchmarking and other Data Licensed Services. These charges include payments to service providers such as IDC, JJ Kenny, Bear Sterns, Xciteck, Reuters, Bloomberg, CCH, Exchange fees, Options Price Reporting Authority, Standard and Poors, Hedgetek, Wall Street Concepts, Easylink

- Archives. Archive charges to include storage, transportation, and recalls of archive boxes.

- Printing/Copying. These charges include expenses associated with printing copying and fax support.

*Additional fee categories may be added in response to future developments, e.g., when new regulations are enacted that result in additional expense to comply with those regulations.

Fee Terms and Conditions

Bank’s fees shall remain in place for a period of 1 year from September 1, 2009.

Bank reserves the right to renegotiate its fee schedule at any time, should the Customer actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop our fee proposal. The fee schedule may also be amended by mutual agreement of the parties if the Customer’s service requirements change; each party agrees to negotiate, diligently and in good faith, to agree upon new fees for such service requirement changes. Related to Fund Accounting services, bond broker quotes are currently included in the overall Fund Accounting fees. Should there be a significant increase in the use of bond broker quotes, Bank and the Customer agree to revisit this arrangement.

Fees for additional service(s) and/or market(s) added at the request of the Customer while this fee schedule is in effect will be assessed at Bank’s standard price(s); unless an alternative pricing arrangement is agreed upon in advance by the Customer and Bank.

JPMorgan requires invoices to be paid in U.S. Dollars, unless Bank and the Customer have agreed upon alternative payment arrangements in advance of remittance.

Basis point fee(s), if applicable, will be calculated at the end of the monthly billing period using asset values derived by Bank from data provided by its selected pricing sources. In the event that Bank must rely on the Customer or a portfolio manager or other party(ies) selected by the Customer to provide valuation(s) for the purpose of calculating basis point fee(s), Bank must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by Bank. In the event that Bank does not receive valuations by the required date, Bank will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

Bank will present invoices monthly in arrears, with payment expected via wire transfer, unless an alternative billing arrangement is negotiated between the Customer and Bank. All annual fees, including basis point fees, will be pro-rated based on the number of months included in the billing period.

Any customized technology projects required to meet the Customer specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to the Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between the Customer and Bank.